QNB CORP.

Amendment No. 1 to 2015 Stock Incentive Plan

This Amendment No. 1 (the “Amendment”) to 2015 Stock Incentive Plan (the “Plan”) of QNB Corp. (the “Corporation”) is effective as of January 1, 2023. Defined terms used but not otherwise defined herein shall have the meanings ascribed to them in the Plan.

BACKGROUND

A.The Plan was previously adopted by the Corporation’s Board of Directors and approved by the Corporation’s shareholders at the 2015 Annual Meeting of Shareholders.

B.The purpose of the Plan is to advance the development, growth and financial condition of the Corporation and each subsidiary of the Corporation by providing incentives through appreciation of the common stock of the Corporation by means of awards under the Plan in the form of “Qualified Options” and “Non-Qualified Options.”

C.The Plan provides that the Board may amend the Plan at any time, provided that any such amendment shall not, except with the consent of the participants, alter or impair any rights or obligations under any Award previously granted under the Plan.

D.The Board desires to amend the Plan, effective January 1, 2023, to (i) extend the maximum term of Awards under the Plan from five (5) years to ten (10) years and (ii) provide that, unless otherwise specifically provided in connection with any Award, Awards under the Plan shall be subject to a five-year vesting schedule pursuant to which Awards will vest twenty percent (20%) each consecutive year commencing on the first anniversary date of the Award.

NOW THEREFORE, the Corporation, intending to be legally bound, hereby amends the Plan, as follows:

1.  Amendment of Section 7(b) of the Plan. Section 7(b) of the Plan is hereby amended and restated to read in its entirety as follows:

“The time period during which any Qualified Option is exercisable, as determined by the Committee, shall not commence before the expiration of six (6) months or continue beyond the expiration of ten (10) years after the date the Qualified Option is awarded; provided, however, that, unless expressly provided by the Committee in an Award agreement, a Qualified Option shall vest twenty percent (20%) each consecutive year commencing on the first anniversary date of an Award.”

2.  Amendment of Section 8(a) of the Plan.  Section 8(a) of the Plan is hereby amended and restated to read in its entirety as follows:

“The time period during which any Non-Qualified Option is exercisable, as determined by the Committee, shall not commence before the expiration of six (6) months or continue beyond the expiration of ten (10) years after the date the Non-Qualified Option is awarded; provided, however, that, unless expressly provided by the Committee in an

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Award agreement, a Non-Qualified Option shall vest twenty percent (20%) each consecutive year commencing on the first anniversary date of an Award.”

3.  Effective Date of Amendment; Ratification of Plan.  The effective date of this Amendment shall be January 1, 2023. Except as amended hereby, the Plan is ratified and confirmed in all respects.

4.  Prior Agreements; No Effect on Prior Awards.  This Agreement constitutes the entire agreement with respect to the subject matter hereof and supersedes all prior agreements and understandings (whether oral or written) relating thereto. The Plan amendments effected pursuant to this Agreement shall not apply to any Awards made to a participant prior to the effective date of this Amendment, without the express written consent of the participant.

IN WITNESS WHEREOF, the Corporation has caused this Amendment to be duly executed by the undersigned officer as of October 31, 2022.

QNB Corp.

/s/ Suzanne B. Weisberg______________

Suzanne B. Weisberg, Secretary

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